                                                     Pursuant to Rule 424(b)(1)
                                                     Registration No. 333-21019


PROSPECTUS

                                2,008,493 SHARES

(LOGO)                  OCCIDENTAL PETROLEUM CORPORATION

                                  COMMON STOCK
                                ($.20 Par Value)

     The 2,008,493 shares of the Common Stock, par value $.20 per share (the "Common Stock"), of Occidental Petroleum Corporation ("Occidental") offered hereby are offered for the accounts of the former shareholders of Laurel Industries, Inc. identified in this Prospectus under the caption "Selling Stockholders" (collectively, the "Selling Stockholders"). Occidental will not receive any proceeds from the sale of such shares of the Common Stock.

     The Common Stock is listed and principally traded on the New York and Pacific stock exchanges (symbol: OXY). On January 27, 1997, the closing sale price of the Common Stock on the New York Stock Exchange was $25.50 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock may be offered from time to time in one or more transactions (including block transactions) on the New York Stock Exchange, in separately negotiated transactions or in a combination of such transactions, at market prices prevailing at the time of sale or at negotiated prices. The Common Stock may be offered or sold by the Selling Stockholders named herein, or, under certain circumstances, by their relatives, charitable donees, estates, successors by testamentary devise or other Permitted Holders. See "Plan of Distribution".

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 4, 1997.


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     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT
CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OCCIDENTAL OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH
IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                             AVAILABLE INFORMATION

     Occidental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission by Occidental can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Occidental. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by Occidental with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to Occidental and the Common Stock offered hereby. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are necessarily summaries of such provisions, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Occidental will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention: Vice President and Treasurer (telephone (310) 208-8800).

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     The following documents, which have been filed by Occidental with the
Commission, are hereby incorporated by reference in this Prospectus:

     (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

     (iii) Current Reports on Form 8-K, dated January 24, 1996, April 17, 1996, April 19, 1996, July 22, 1996, October 17, 1996, November 20, 1996, and January 23, 1997; and

     (iv) Registration Statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 18, 1994, and Form 8-B/A, dated November 1, 1995).

     All documents filed by Occidental pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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

                        OCCIDENTAL PETROLEUM CORPORATION

     Occidental explores for, develops, produces and markets crude oil and natural gas; engages in interstate and intrastate natural gas transmission and marketing; and manufactures and markets a variety of basic chemicals, petrochemicals and polymers and plastics. Occidental conducts its principal operations through three subsidiaries: Occidental Oil and Gas Corporation, MidCon Corp. and Occidental Chemical Corporation. Occidental's principal executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024 (telephone (310) 208-8800).

                                   THE MERGER

     On August 30, 1996, pursuant to an Agreement of Merger, dated August 5, 1996 (the "Merger Agreement"), among Laurel Industries, Inc., an Ohio corporation ("Laurel"), Occidental and Oxy Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Occidental (the "Sub"), the Sub merged (the "Merger") into Laurel, which became a wholly-owned subsidiary of Occidental. Pursuant to the Merger Agreement, all of the outstanding shares of the capital stock of Laurel were converted into the 3,493,427 shares of Common Stock ("Initial Shares"). The Initial Shares were registered with the SEC pursuant to a previous Registration Statement which was declared effective by the Commission on September 13, 1996 (the "Earlier Registration Statement"). Subsequently, in connection with an asset sale and pursuant to certain purchase price adjustment provisions of the Merger Agreement, as amended, Laurel, Occidental and the Selling Stockholders agreed that Occidental would on behalf of Laurel, issue to the Selling Stockholders the additional 118,275 shares of Common Stock offered hereby (the "Adjustment Shares"; together with that portion of the Initial Shares not already sold, the "Registrable Shares").

     In the Agreement Relating to Registration, dated as of August 30, 1996 (the "Registration Agreement"), among Occidental and the Selling Stockholders, Occidental agreed, among other things, to register under the Securities Act the Registrable Shares by filing with the Commission, as soon as practicable following the date thereof, the Registration Statement with respect to the sale by the Selling Stockholders of the Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Occidental also agreed to keep the Registration Statement effective for a period not to exceed 24 months as specified in greater detail in the Registration Agreement. Effective January 7, 1997, the Registration Agreement was amended to cover all of the Registrable Shares, including the Adjustment Shares.

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock offered hereby. Occidental will not receive any of the proceeds from the sale of such shares.

                              SELLING STOCKHOLDERS

     This Prospectus relates to the periodic offers and sales by the Selling Stockholders of an aggregate of 2,008,493 shares of the Common Stock.

     The number of shares of Common Stock (i) owned prior to this offering as a result of the Merger, (ii) acquired subsequent to the Merger in connection with certain purchase price adjustments, (iii) previously sold pursuant to the Earlier Registration Statement and (iv) offered hereby by each Selling Stockholder (or, in certain cases, as discussed under "Plan of Distribution" below, by any Permitted Holder), are as set forth below:

                              NUMBER OF
                              SHARES OF             ADJUSTMENT       SHARES OF COMMON
                            COMMON STOCK        REGISTRABLE SHARES   STOCK PREVIOUSLY
    NAME OF HOLDER      INITIALLY REGISTERED     OF COMMON STOCK           SOLD             TOTAL REGISTRABLE SHARES
----------------------  ---------------------   ------------------   -----------------     ---------------------------
Arthur Craig
  Akridge.............            3,525                    118                   0                      3,643
Diana C. Akridge......            3,525                    118                   0                      3,643
Amelia J. Anello......            3,525                    118                   0                      3,643
Edward C. Anello......            3,525                    118                   0                      3,643
Thomas Bellanti.......            4,850                    164                   0                      5,014
Andrew J. Bozzelli....           58,204                  1,971              12,304                     47,871

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
                              NUMBER OF
                              SHARES OF             ADJUSTMENT       SHARES OF COMMON
                            COMMON STOCK        REGISTRABLE SHARES   STOCK PREVIOUSLY
    NAME OF HOLDER      INITIALLY REGISTERED     OF COMMON STOCK           SOLD             TOTAL REGISTRABLE SHARES
----------------------  ---------------------   ------------------   -----------------     ---------------------------
Mark A. Gamble........            5,820                    197                   0                      6,017
Connie Green..........           58,204                  1,971              23,281                     36,894
Elizabeth Haller......           66,018                  2,235                   0                     68,253
Corinne B. McVay......            3,525                    118                   0                      3,643
Michael C. McVay......            3,525                    118                   0                      3,643
John M. Myles.........            4,850                    164                   0                      5,014
John E. O'Neill.......           48,504                  1,642                   0                     50,146
Gloria P. Parke.......          106,708                  3,613                   0                    110,321
(Gloria P. Parke,
  Revocable Trust
  Agmt.)
C. Walder Parke.......          662,564                 22,436             265,000                    420,000
(C. Walder Parke,
  Revocable Trust
  Agmt.)
Elizabeth G. Spencer,
  Ex..................          121,260                  4,106                   0                    125,366
Jack Phillips.........           11,495                    389                   0                     11,884
Jack Phillips jointly
  with Johanna
  Phillips............          407,428                 13,796              15,400                    405,824
Johanna Phillips......            1,794                     60                   0                      1,854
Phillips Amanda Elaine
  Akridge.............            3,463                    117                   0                      3,580
  Grandchildren Trust
Phillips Amanda Elaine
  Akridge.............            1,794                     60                   0                      1,854
  Grandchildren Trust
     dated 11/4/93
Phillips Austin
  Leonard Anello......            8,720                    294               8,720                        294
  Grandchildren Trust
     dated 5/24/94
Phillips
  Grandchildren's
  Trust (Lauren Elese
  McVay,
  Beneficiary)........            1,968                     65               1,968                         65
Steven T. Rabel.......           29,102                    985                   0                     30,087
Thomas W. Roberts.....           84,396                  2,857              61,700                     25,553
Lawrence E. Saulino...           33,952                  1,149               9,700                     25,401
Richard T. Schwarz
  (Cust. for Bradley
  Schwarz)............            1,731                     58                 646                      1,143
Richard T. Schwarz
  (Cust. for Evan
  Schwarz)............            1,731                     58                 646                      1,143
Marcy L. Schwarz TR UA
  dated 1/4/95 FBO....            7,052                    238               2,809                      4,481
  Bradley T. Schwarz
     and her
     successors
Marcy L. Schwarz TR UA
  dated 1/4/95 FBO....            7,052                    238               2,809                      4,481
  Evan Todd Schwarz
     and her
     successors
Richard T. Schwarz....          297,901                 10,088             118,520                    189,469
Martin Spector........           24,252                    821                   0                     25,073
William H.
  Steinbrink..........          252,220                  8,541             134,250                    126,511

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
                              NUMBER OF
                              SHARES OF             ADJUSTMENT       SHARES OF COMMON
                            COMMON STOCK        REGISTRABLE SHARES   STOCK PREVIOUSLY
    NAME OF HOLDER      INITIALLY REGISTERED     OF COMMON STOCK           SOLD             TOTAL REGISTRABLE SHARES
----------------------  ---------------------   ------------------   -----------------     ---------------------------
G. Carlos Tejada......          227,968                  7,719              20,000                    215,687
Key Equity Capital....          931,276                 31,535             925,456                     37,355
                        ---------------------   ------------------   -----------------           ------------
                              3,493,427                118,275           1,603,209                  2,008,493
                         ==============          =============       ==============        ===================

     The Selling Stockholders may sell any number of the Registrable Shares, although any of the Selling Stockholders may choose to hold some or all of such shares for investment. The rights and obligations of the Selling Stockholders in and to the Registration Agreement shall not be assigned or conveyed except to a "Permitted Holder," as defined therein, including, without limitation, relatives, persons receiving rights pursuant to the laws of descent and distribution and entity affiliates.

     Except for the ownership interest of the Selling Stockholders in such 2,008,493 shares of the Common Stock, and the contractual relationships provided in the Registration Agreement, the Merger Agreement (and certain employment arrangements with Messrs. Tejada and Schwarz), the Selling Stockholders do not have any material relationship with Occidental.

                              PLAN OF DISTRIBUTION

     Occidental will not receive any proceeds from the sale of the shares offered hereby. The Selling Stockholders have advised Occidental that such shares may be sold by the Selling Stockholders in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in separately negotiated transactions, or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of such shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions may, but are not anticipated to, exceed those customary in the types of transactions involved). The shares offered hereby may be offered or sold by the Selling Stockholders named herein, or, under certain circumstances, by their relatives, charitable donees, estates, successors by testamentary devise or other Permitted Holders. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of such shares from or through such broker or dealer. Any discounts or commissions received by any such underwriter, dealer or broker may be deemed to be underwriting discounts or commissions under the Securities Act.

     Occidental has agreed to pay and be responsible for the fees and expenses incurred in connection with the registration of the Registrable Shares offered hereby and the qualification of such shares under applicable state securities or Blue Sky laws. The Selling Stockholders shall generally be responsible for all other fees and expenses (including brokerage discounts and commissions, and fees of brokers, dealers and other securities professionals) relating to the distribution of such shares. In addition, Occidental has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for Occidental by Scott A. King, Senior Counsel of Occidental. Mr. King beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding Common Stock.

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                                    EXPERTS

     The financial statements and financial statement schedule incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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                                     (LOGO)